Exhibit 99.1

Contact: Michael A. Sicuro Chief Financial Officer 281.863.6426

US Oncology Reports 2009 Fourth Quarter and Year End Operating Results

10 PERCENT INCREASE IN ADJUSTED EBITDA TO $241 MILLION FOR FISCAL 2009

THE WOODLANDS, TX, February 25, 2010 – US Oncology, Inc. (“US Oncology” or “the Company”), reported revenue growth in the fourth quarter of 2009 of 5.1 percent to $886.0 million from $842.7 million in the same period in 2008. Adjusted EBITDA increased by 10.7 percent in the fourth quarter of 2009 to $61.1 million from $55.2 million in the same period in 2008 (see definition of Adjusted EBITDA in “Discussion of Non-GAAP Information” in this release).

For the 2009 fiscal year, the company reported revenue growth of 6.3 percent to $3.5 billion from $3.3 billion in 2008. Adjusted EBITDA increased 9.7 percent to $241.0 million in fiscal 2009 from $219.6 million in 2008.

Additional highlights for these periods are as follows:

Fourth Quarter 2009 vs 2008 Highlights

•	Same market revenue growth of 6.1 percent

•	New cancer patients per day increase of 2.5 percent

•	Radiation treatments/diagnostic scans increase of 3.9 percent

•	Total physicians in the network of 1,310 at December 31, 2009, or 8.2 percent growth

•	Accounts receivable days outstanding reduced to 29 days from 33 days

Fiscal 2009 vs 2008 Highlights

•	Same market revenue growth of 6.9 percent

•	New cancer patients per day increase of 4.7 percent

•	Radiation treatments/diagnostic scans increase of 3.2 percent

•	Increase in Healthcare Informatics EBITDA of 25.0 percent

Chairman and Chief Executive Officer Bruce Broussard stated: “We are pleased with our operating performance this quarter as we balance efforts on operating improvement and long-term strategic positioning. We believe healthcare organizations that have a strong brand of delivering cost-effective care, enhancing the patient experience and continuing to improve resource-productivity will succeed in the evolving healthcare industry. This quarter we demonstrated further progression in that belief.

Innovent Oncology continues to demonstrate the benefits of a physician-led care management program supported by its Level I Pathways evidence-based care guidelines. A recent study conducted by Aetna and US Oncology, as published in the January 2010 issue of the peer-reviewed Journal of Oncology Practice, demonstrated a 35% savings in direct care costs (chemotherapy treatments, supportive care drugs, emergency room visits, and chemotherapy-related hospital admissions) for non-small cell lung cancer patients treated according to Level I Pathways while maintaining the same life expectancy. The study suggests that adherence to Level I Pathways can reduce costs and create greater value for patients, while producing approximately a thirty percent return on investment for employers and managed care companies by dramatically lowering cost of care.

We are also committed to advancing our network’s interaction with patients in addition to the care provided through our 496 sites of services. An example of this commitment is our ongoing development of a patient portal that will offer patients access to their medical records, online bill-pay and appointment scheduling; education about their disease and treatments; and social interaction with other patients and caregivers. We recently acquired two patient education organizations, Cure Media Group and NexCura, to accelerate the portal development and broaden our clinical resources.

CURE Media Group’s flagship product, CURE magazine, is focused on providing cancer patients with vital information that will help them make key decisions in their treatment and quality of life. Its current circulation of 325,000 is expected to more than double through distribution to patients via the US Oncology network. NexCura’s website is an excellent resource for the cancer care community that generates personalized treatment option information based on peer-reviewed clinical research. The site is currently used by more than 150,000 patients and caregivers annually, and is also expected to experience growth through the US Oncology network.

The patient portal is part of our overall strategy to leverage technology to facilitate clinical care, expand knowledge, and improve the productivity of our practice resources. Another example is The Oncology Portal, which launched in August 2009, and is gaining acceptance in the physician community, with over 800 physicians actively utilizing this community-based tool. Additionally, we are extracting information from our Electronic Health Record (EHR), iKnowMed, and from the Innovent Oncology Web Portal to help physicians identify opportunities for Level I Pathways adherence to improve patient care. We are also developing clinically-based algorithms to link Level I Pathways to the management of conditions and complications following chemotherapy treatments. This allows us to improve the quality of care patients receive between chemotherapy treatments while reducing costly emergency room visits and hospitalizations that expose patients to further health risks and in-patient care. In summary, we are deploying technology to better educate physicians, manufacturers, and payers on the plight of cancer patients, to help physicians provide better care, manufacturers develop better therapies and to help payers understand where the variances in care occur.

The advancements that US Oncology is making in the healthcare field are designed to provide a bottom-up resource to healthcare reform where physicians are appropriately rewarded for providing quality care, where the science of care is advanced to improve patient outcomes, and where payers’ dollars are appropriately invested in quality patient care.

We continue to be recognized in the community and throughout the industry for our innovations in healthcare. Earlier this month, the state of Texas, in partnership with the Pro Football Hall of Fame Texas vs. the Nation Challenge, selected US Oncology as one of four companies honored by Governor Rick Perry in the Governor’s Inaugural Business Hall of Fame. The companies were chosen for their leadership within their respective industries. US Oncology was honored along with Bell Helicopter, Texas Instruments and Baker Hughes, which accepted the award on behalf of energy pioneer Howard Hughes Senior. In addition, our distribution center, oral oncology pharmacy and pharmacy research distribution center were honored for the fifth consecutive time by the Safety Council of Texas for a perfect safety record.

During 2010, we will continue our execution of same-market growth, while placing a strategic emphasis on expanding the network through our Targeted Physician Services offering. This new approach allows practices ease of entry into the US Oncology network while receiving services customized to their needs. Network members are physicians that are like-minded around the concept of driving quality and efficiency of care, and are receiving services contracted through either our Targeted Physician Services or our Comprehensive Strategic Alliance offering. To compliment this strategy, we are investing in our company and our brand by expanding our physician sales force, launching a new national marketing campaign, and enhancing our technology platform. We expect these investments to slow the growth of our EBITDA in the short-term, particularly in 2010. However, we believe the growth of the network combined with investments in technology, information and our brand will accelerate the development of a successful long-term business model focused on high quality, cost-effective cancer care,” said Broussard.

Medical Oncology Services

Medical oncology services revenue increased by $21.2 million, or 3.6 percent, to $603.1 million in the fourth quarter of 2009 as compared to the same period in 2008. The growth reflects higher medical oncology visits due primarily to increased same market physician productivity and additional medical oncologists affiliated through Comprehensive Strategic Alliance (CSA) arrangements. Adjusted EBITDA increased to $18.4 million from $16.9 million, or 8.9 percent, primarily due to earnings associated with revenue growth and an increase in drug margins in the current period from the conversion of a particular chemotherapy drug to generic status.

For 2009, revenue in the medical oncology services segment increased by $149.5 million, or 6.6 percent, to $2.4 billion as compared to 2008. The revenue growth is primarily due to higher average daily visits reflecting both physician additions and increased same market productivity. For 2009, medical oncology services Adjusted EBITDA decreased to $71.3 million, by $1.9 million, or 2.6 percent as compared to 2008. Partially offsetting the revenue increase associated with higher patient volumes, and contributing to the Adjusted EBITDA decline were higher management fee rebates earned under our incentive programs for efficient capital use by affiliated practices ($4.5 million), the impact of declining ESA drug utilization ($2.9 million) and higher personnel and operating expenses associated with patient visit growth ($9.5 million).

We continue to experience a shift of certain branded single source drugs to generic status. For each generic drug introduced to the market, earnings temporarily increase because drug costs decline significantly, while reimbursement remains at the branded price for a period of months. However, after reimbursement adjusts, earnings with respect to a generic drug are typically significantly lower than the earnings from a branded pharmaceutical. Although use of generic drugs ultimately results in lower earnings, we support the conversion to generic products because of our dedication to cost-effective care.

Cancer Center Services

Cancer center services revenue increased by $5.9 million, or 6.4 percent, to $98.6 million in the fourth quarter of 2009 as compared to the same period in 2008. Adjusted EBITDA increased by $2.2 million, or 6.9 percent, to $34.1 million in the fourth quarter of 2009 as compared to the same period in 2008. These increases reflect a growing network of radiation oncologists and increased same market productivity which have resulted in higher radiation treatment and diagnostic scan volumes. In the fourth quarter of 2009, our network operated 127 linear accelerators, 39 PET systems and 67 CT systems, which represents an increase of 8 units, 2 units and 5 units, respectively, over the fourth quarter of 2008. The revenue and Adjusted EBITDA increases also reflect a continued shift toward advanced targeted radiation therapies which are reimbursed at higher rates.

During 2009, cancer center services revenue increased by $20.4 million, or 5.6 percent, to $387.5 million and Adjusted EBITDA increased by $9.5 million, or 7.5 percent, to $135.4 million as compared to 2008. Similar to the quarterly comparison above, these increases reflect an increase in radiation treatments and diagnostic scans resulting from the increase in physicians, same market productivity and a shift towards more technologically advanced radiation therapies.

Pharmaceutical Services

Pharmaceutical services revenue in the fourth quarter of 2009 increased by $35.3 million, or 5.8 percent, to $640.2 million as compared to the same period in 2008. The revenue increase is primarily due to growth in the number of affiliated medical oncologists and a 29.3 percent increase in the average number of physicians under Targeted Physician Services (“TPS”) arrangements. Pharmaceutical services Adjusted EBITDA was $28.0 million for the fourth quarter of 2009 and $25.1 million as compared to the same period in 2008. The Adjusted EBITDA growth of $2.9 million, or 11.6 percent, reflects increases associated with our growing oncologist network and performance fees and prompt pay discounts earned on bulk purchases of pharmaceuticals recently converted to generic status. Additionally, the performance of our Healthcare Informatics business, a key strategic offering to pharmaceutical manufacturers, contributed $1.3 million to the earnings growth over the fourth quarter of 2009.

During 2009, pharmaceutical services revenue remained consistent at $2.5 billion as the revenue associated with the growth in the affiliated physician network and same market patient visits was offset by reduced ESA utilization, slightly lower distribution center volumes as we reduced inventory levels at affiliated practice sites and the transition of certain branded pharmaceuticals to generic availability at a lower price. Adjusted EBITDA increased $1.1 million, or 1.1 percent, over the prior year. The growth is primarily due to increased same market patient visits, and higher earnings from our Healthcare Informatics and patient assistance services programs. These increases were partially offset by the impact of lower ESA utilization and start up costs related to investments in our physician and patient web portals.

Research and Other Services

Research and other services revenue in the fourth quarter of 2009 was $15.1 million, a decrease of $1.7 million, or 10.1 percent, compared to the same period in 2008. The revenue decrease is primarily due to fewer patient enrollments in research studies. In the fourth quarter of 2009, Adjusted EBITDA from research and other services was a loss of $1.6 million, an increased loss of $0.1 million from the fourth quarter of 2008 primarily due to the discontinuation of Oncology Reimbursement Solutions (“ORS”), our billing and collection service offering.

During 2009, research and other services revenue increased $11.1 million, or 18.8 percent, which reflects an increase in blood and marrow transplant cases at some of our CSA physicians’ practices. Adjusted EBITDA increased $7.2 million as compared to 2008. The increase is primarily due to cost savings realized as part of new incentive programs. The new incentives reflect our strategy to expand our research network, launch a contract research organization, and create aligned incentives with participating physicians which encourage long-term research programs. The new incentives focus on long-term growth, and as a result, accruals for amounts due to researchers for activities during 2009 were lower than in the prior year. These increases were partially offset by higher investments for new service offerings, such as Innovent, as compared to 2008.

Corporate Costs

Corporate costs, which represent general and administrative expenses excluding stock-based compensation, were $17.8 million in the fourth quarter of 2009 versus $17.2 million in the fourth quarter of 2008 as consulting fees for a project to accelerate our growth strategies were partially offset by cost management efforts implemented earlier in 2009.

During 2009, corporate costs were $69.3 million, a decrease of $5.5 million from 2008. The reduction reflects cost management efforts implemented during the first half of 2009 which were partially offset by consulting costs incurred in the second half of 2009 related to our growth strategies.

Net Income (Loss) Attributable to the Company

Net income attributable to the Company for the fourth quarter of 2009 was $3.9 million compared to $0.5 million in the same period in 2008. The increase is primarily due to the growth in Adjusted EBITDA from each of our primary operating segments which was partially offset by higher interest expense in 2009.

For 2009, net loss attributable to the Company was $3.6 million, a decrease of $366.9 million compared to the prior year net loss of $370.5 million which included a $380.0 million non-cash impairment charge related to goodwill in the medical oncology services segment. Excluding impairment and restructuring charges, the increased Adjusted EBITDA was offset by higher interest expense and the losses on debt extinguishment related to the refinancing of our senior notes and credit facility completed in 2009.

Impairment and Restructuring Charges

Impairment and restructuring charges are summarized in the table below (in millions):

	Q4 2009	Q4 2008	2009	2008
Severance costs	$0.4	$2.0	$6.1	$3.9
Future lease obligations	1.2	1.0	1.2	1.0
Goodwill	—	—	—	380.0
Property and equipment, net	1.0	—	1.0	—
Other	—	(0.1)	0.2	—

	$2.6	$2.9	$8.5	$384.9

During the fourth quarter of 2009, the Company determined that it would cease operations of ORS, its centralized billing and collection service and recognized restructuring charges of $2.3 million related to employee severance payments, vacating leased office space and impairment of certain fixed assets. During the fourth quarter of 2008 the Company recognized restructuring charges of $2.9 million related to employee severance and a settlement to terminate the lease on our former corporate headquarters.

During 2009, the Company recorded an impairment and restructuring charge of $8.5 million which, in addition to the items previously discussed, also included severance related to certain corporate personnel. During 2008, the Company recognized $384.9 million in impairment and restructuring charges which relate primarily to a $380.0 million impairment charge of goodwill in the medical oncology services segment in the first quarter due to the Company’s continued diversification, resulting in reduced dependencies on the medical oncology services segment as a source of earnings, and the impact of reduced utilization of ESAs.

Cash Flow and Working Capital Management

Cash from operations in the fourth quarter of 2009 was $36.6 million compared to $64.2 million generated from operations for the same period in 2008. The $27.6 million decrease reflects higher payments for pharmaceuticals particularly related to quarterly bulk purchases under inventory management programs for certain generic manufacturers, as well as lower rebate collections associated with the conversion of rebates to discounts by certain manufacturers. These decreases were partially offset by improved receivable collections.

For 2009, cash from operations increased to $172.6 million from $141.5 million reflecting earnings growth and focused working capital management that improved accounts receivable days outstanding, reduced inventory levels at our affiliated practice locations and extended certain vendor payment cycles. These increases were partially offset by lower rebate collections due to conversion of rebates to discounts by certain manufacturers in 2009.

As of February 24, 2010, the Company had liquidity of approximately $212.9 million, including cash and investments of approximately $123.3 million and availability under its revolving credit facility of $89.6 million.

Contingencies and Risks

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a final new label for Erythropoiesis-Stimulating Agents (“ESAs”) drugs Aranesp and Procrit. This action was taken contemporaneously to the previous national coverage decision (“NCD”) by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage issued on July 30, 2007. Unlike the NCD from CMS, the label indication directs appropriate physician prescribing and applies to all patients and payers. A proposed Risk Evaluation and Mitigation Strategy (“REMS”) for ESAs was filed by ESA manufacturers with the FDA in August, 2008 and approved on February 16, 2010 to become effective on March 24, 2010. The REMS is focused on ESA prescribing guidelines and requires additional patient consent/education requirements, medical guides and physician registration over a one year period beginning on March 24, 2010. The REMS also outlines additional procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

We believe it is not possible to estimate the full impact of the REMS (on EBITDA) as it relates to prescribing patterns, until the REMS is in effect. We believe a possible impact of the REMS could be further significant reductions in ESA utilization.

In late 2009, The Centers for Medicare and Medicaid Services (CMS) announced payment rates for services to be furnished under the 2010 physician fee schedule. Under the provisions, the current Sustainable Growth Rate (“SGR”) formula for setting aggregate Physician Fee Schedule spending would reduce payment for physician services by 21.3%. Historically, Congress has intervened and through the budgetary process provided funding to prevent significant cuts in reimbursement rates. In December 2009, President Obama signed the Department of Defense Appropriations Act, 2010 (H.R. 3326) into law which delayed the payment reduction until March 1, 2010. We expect additional legislation from Congress will be enacted and currently estimate the impact to 2010 EBITDA of changes to CMS policies and payment rates will be approximately $1 million to $2 million reduction to oncology services paid under the CMS Physician Fee Schedule. If Congress fails to act and avert the scheduled 21.3% scheduled fee reduction, EBITDA could be reduced by approximately $10 million to $13 million. However, we continue to expect that the Congress, in the long run, will act to avert the SGR cut with a flat or marginally higher conversion factor.

As previously disclosed, during the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. In addition, as previously disclosed, the Company and an affiliated practice have received a request for information from the Federal Trade Commission and a state Attorney General relating to an antitrust investigation of a recent transaction in which a group of physicians joined the affiliated practice. Also, as previously disclosed, on July 29, 2009 the Company received a subpoena from the U.S. Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. There were no material developments in these matters during the fourth quarter of 2009 or through the date of this release.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported Adjusted EBITDA of $61.0 million, net loss of $8.4 million and operating cash flow of $36.5 million for the fourth quarter and Adjusted EBITDA of $240.7 million, net loss of $51.6 million and operating cash flow of $161.8 million for the fiscal year ended December 31, 2009. The operating results of US Oncology and Holdings are reconciled below (in millions).

	Q4 2009	Q4 2008	2009	2008
Net Income (Loss) attributable to US Oncology	$3.9	$0.5	$(3.6)	$(370.5)

Less: General and adminstrative expense	(0.1)	(0.1)	(0.3)	(0.4)
Interest expense	(8.6)	(11.2)	(38.3)	(43.7)
Unrealized loss on swap	(3.1)	(15.3)	(13.1)	(21.2)
Effective tax rate differential	(0.5)	9.6	3.7	23.3

Net Loss attributable to Holdings	$(8.4)	$(16.5)	$(51.6)	$(412.5)

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of a portion of interest accruing on Holdings’ indebtedness.

As of December 31, 2009, the indebtedness issued by US Oncology Holdings, Inc., amounted to $494.0 million. In September 2009, the Company elected to settle interest due on March 15, 2010 through the issuance of additional notes.

Equity Restructuring

On October 1, 2009, we completed a conversion of US Oncology Holdings, Inc. outstanding Series A and Series A-1 preferred shares into an additional number of common shares based upon the preferred share liquidation value and a stated conversion price of $1.50 per common share. We also amended our management and board of directors equity incentive plans to allow for additional authorized shares and awarded a portion of the incrementally authorized shares. As a result of these transactions, the Series A and Series A-1 preferred shares are no longer outstanding and the number of outstanding common shares increased from 148.4 million shares to 422.5 million shares. In addition, the carrying value of the Series A and Series A-1 preferred shares, in the aggregate amount of $405.3 million as of the conversion date, was eliminated and the stockholders’ equity (deficit) of US Oncology Holdings, Inc. was increased by the same amount.

The Company and Holdings will broadcast their 2009 fourth quarter and year end financial results by conference call and simultaneous webcast to be hosted by management on February 25, 2010 at 11:00 AM EST following distribution of the earnings release. Additional information will be available on the company’s website, www.usoncology.com, in the News Room on the day of the earnings announcement.

US/Canada Dial-in #: (877) 615–1716

Conference ID #: 53443773

Web Cast Link: This link gives participants access to the live and/or archived event. This URL can be distributed for posting on various websites, or for inclusion in email notifications.

http://event.meetingstream.com/r.htm?e=190868&s=1&k=463A43D7B2F6084B411C95A3F2651713

The archived replay of the event will be available through the News Room on the Company’s website (www.usoncology.com).

About US Oncology

US Oncology, Inc., is the leading oncology services company uniting the nation’s largest cancer treatment and research network to expand patient access to high-quality, cost-effective cancer care and advance the science of cancer care. Headquartered in The Woodlands, Texas, US Oncology provides a broad range of solutions to community oncologists, patients, payers, and the medical industry across all phases of the cancer care research and delivery system, and deploys innovation, technology, research and the use of evidence-based medicine and shared best practices to improve patient outcomes and offer a better patient experience. For more information, visit www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the impact of a recession in the U.S. or global economy, the possibility of healthcare reform in the United States and its impact on cancer care specifically, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, continued migration to generic alternatives for branded pharmaceuticals, the impact of increasing unemployment (which may result in a larger population of uninsured and under insured patients), the decisions of employers to increase the financial responsibility of individuals under health insurance programs afforded to their employees, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation, investigation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations or poor operating performance. Please refer to the US Oncology, Inc. filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4 filed on October 15, 2009, as subsequently amended on December 23, 2009, and subsequent filings with the SEC for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), noncontrolling interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before impairment and restructuring charges, loss on early extinguishment of debt and other non-cash charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

RESULTS OF OPERATIONS

The Company operates and manages its business through four operating segments. The table below compares the results of the fourth quarter of 2009 to the results of the corresponding period of the prior year and the preceding quarter (dollars in millions).

	Q4 2009	Q4 2008	% Change	2009	2008	% Change
Revenue
Medical oncology services	$603.1	$581.9	3.6	$2,400.9	$2,251.4	6.6
Cancer center services	98.6	92.7	6.4	387.5	367.1	5.6
Pharmaceutical services	640.2	604.9	5.8	2,487.4	2,486.7	0.0
Research and other	15.1	16.8	(10.1)	70.0	58.9	18.8
Eliminations(1)	(471.0)	(453.6)	(3.8)	(1,834.1)	(1,859.9)	1.4

	$886.0	$842.7	5.1	$3,511.7	$3,304.2	6.3

Operating income (loss)(2)
Medical oncology services	$18.4	$16.9	8.9	$71.3	$73.2	(2.6)
Cancer center services	24.9	22.4	11.2	96.5	88.0	9.7
Pharmaceutical services	27.5	24.7	11.3	99.0	95.3	3.9
Research and other	(1.5)	(1.9)	21.1	2.2	(4.8)	nm	(5)
Corporate costs(3)	(35.4)	(32.9)	(7.6)	(133.9)	(137.1)	2.3
Impairment and restructuring charges(4)	(2.6)	(2.9)	nm (5)	(8.5)	(384.9)	nm	(5)

Total	$31.3	$26.3	19.0	$126.6	$(270.3)	nm	(5)

Adjusted EBITDA and EBITDA
Medical oncology services	$18.4	$16.9	8.9	$71.3	$73.2	(2.6)
Cancer center services	34.1	31.9	6.9	135.4	125.9	7.5
Pharmaceutical services	28.0	25.1	11.6	101.1	100.0	1.1
Research and other	(1.6)	(1.5)	(6.7)	2.5	(4.7)	nm	(5)
Corporate costs(3)	(17.8)	(17.2)	(3.5)	(69.3)	(74.8)	7.4

Adjusted EBITDA(4)	$61.1	$55.2	10.7	$241.0	$219.6	9.7
Gain (loss) on early extinguishment of debt(4)	0.9	—	nm (5)	(25.1)	—	nm	(5)
Impairment and restructuring charges(4)	(2.6)	(2.9)	nm (5)	(8.5)	(384.9)	nm	(5)
Other non-cash charges(4)	(0.2)	—	nm (5)	(0.4)	—	nm	(5)

EBITDA(2)	$59.2	$52.3	13.2	$207.0	$(165.3)	nm	(5)

Net income (loss) attributable to US Oncology, Inc.	$3.9	$0.5	nm (5)	$(3.6)	$(370.5)	nm	(5)
Operating cash flow	$36.6	$64.2	(43.0)	$172.6	$141.5	22.0

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive strategic alliances (medical oncology segment).
(2)	Operating income (loss) differs from segment EBITDA by the amount of depreciation and amortization attributed to the segment results.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	Loss on early extinguishment of debt and impairment and restructuring charges and other non-cash charges are excluded from Adjusted EBITDA.
(5)	Not meaningful

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q4 2009	Q4 2008	% Change	2009	2008	% Change
Physician Network Summary:

Medical oncologists	762	757	0.7	762	757	0.7
Radiation oncologists	163	160	1.9	163	160	1.9
Other oncologists	85	62	37.1	85	62	37.1

Total CSA physicians	1,010	979	3.2	1,010	979	3.2

TPS physicians	300	232	29.3	300	232	29.3

Total physicians	1,310	1,211	8.2	1,310	1,211	8.2

Total physicians signed but not started at the end of the period	46	65	(29.2)	46	65	(29.2)

Daily Patient Volumes:(1)

Total patient visits	12,167	11,753	3.5	11,913	11,408	4.4
Total new patients	1,238	1,167	6.1	1,235	1,140	8.3
New cancer patients	669	653	2.5	670	640	4.7
Radiation treatments/ diagnostic scans(2)(4)	3,981	3,833	3.9	3,851	3,731	3.2

Other Statistics:

Radiation oncology facilities(3)(4)	100	94	6.4	100	94	6.4

Linear accelerators	127	119	6.7	127	119	6.7
PET systems	39	37	5.4	39	37	5.4
CT systems	67	62	8.1	67	62	8.1

New patients enrolled in research studies during the period	691	814	(15.1)	3,004	3,447	(12.9)

Accounts receivable days outstanding	29	33	(12.1)	29	33	(12.1)

Notes to Key Operating Statistics:

(1)	Patient volumes include information for practices affiliated under comprehensive strategic alliances only, and do not include the results of TPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	2009 includes 83 integrated cancer centers and 17 radiation-only facilities and 2008 includes 80 integrated cancer centers and 14 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2009	2008
Product revenue	$598,137	$568,034
Service revenue	287,881	274,625

Total revenue	886,018	842,659

Cost of products	582,431	553,302

Cost of services:
Operating compensation and benefits	142,074	132,507
Other operating costs	82,624	84,403
Depreciation and amortization	17,722	17,538

Total cost of services	242,420	234,448

Total cost of products and services	824,851	787,750
General and administrative expenses	18,755	17,577
Impairment and restructuring charges	2,597	2,888
Depreciation and amortization	8,426	8,050

	854,629	816,265

Income from operations	31,389	26,394

Other income (expense):
Interest expense, net	(28,127)	(23,444)
Gain on early extinguishment of debt	944	—
Other income	1,278	843

Income before income taxes	5,484	3,793
Income tax provision	(645)	(2,445)

Net income	4,839	1,348

Less: Net income attributable to noncontrolling interests	(971)	(877)

Net income attributable to Company	$3,868	$471

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Year Ended December 31,
	2009	2008
Product revenue	$2,363,824	$2,224,704
Service revenue	1,147,856	1,079,473

Total revenue	3,511,680	3,304,177

Cost of products	2,312,443	2,163,943

Cost of services:
Operating compensation and benefits	558,181	523,939
Other operating costs	330,792	321,947
Depreciation and amortization	72,312	72,790

Total cost of services	961,285	918,676

Total cost of products and services	3,273,728	3,082,619
General and administrative expenses	71,934	76,883
Impairment and restructuring charges	8,504	384,929
Depreciation and amortization	30,896	30,017

	3,385,062	3,574,448

Income (loss) from operations	126,618	(270,271)

Other income (expense):
Interest expense, net	(101,249)	(92,757)
Loss on early extinguishment of debt	(25,081)	—
Other income	1,315	2,213

Income (loss) before income taxes	1,603	(360,815)
Income tax provision	(1,593)	(6,351)

Net income (loss)	10	(367,166)

Less: Net income attributable to noncontrolling interests	(3,586)	(3,324)

Net loss attributable to Company	$(3,576)	$(370,490)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net cash provided by operating activities	$172,593	$141,487

Cash flows from investing activities:
Acquisition of property and equipment	(78,261)	(88,743)
Net proceeds from sale of assets	—	5,347
Net payments in affiliation transactions	(4,493)	(52,467)
Investment in unconsolidated subsidiaries	(8,447)	(3,257)
Investment in subsidiary	(382)	—
Net payments for acquisition of business	(467)	—
Distributions from unconsolidated subsidiaries	11,032	2,116

Net cash used in investing activities	(81,018)	(137,004)

Cash flows from financing activities:
Proceeds from senior secured notes	758,926	—
Proceeds from other indebtedness	—	4,000
Net distributions to parent	(11,064)	(13,004)
Repayment of term loan	(436,666)	(34,937)
Repayment of senior notes	(311,578)	—
Repayment of other indebtedness	(10,847)	(2,235)
Debt financing costs	(21,680)	(143)
Distributions to noncontrolling interests	(2,773)	(3,545)
Contributions from noncontrolling interests	1,220	576
Contributions of proceeds from exercise of stock options	—	25

Net cash used in financing activities	(34,462)	(49,263)

Increase (decrease) in cash and equivalents	57,113	(44,780)
Cash and equivalents:
Beginning of period	104,476	149,256

End of period	$161,589	$104,476

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and equivalents	$161,589	$104,476
Accounts receivable	349,659	364,336
Other receivables	30,928	25,707
Prepaid expenses and other current assets	20,818	20,682
Inventories	152,642	130,967
Deferred income taxes	6,002	4,373
Due from affiliates	30,699	66,428

Total current assets	752,337	716,969

Property and equipment, net	404,928	410,248
Service agreements, net	251,397	273,646
Goodwill	377,270	377,270
Other assets	73,259	64,720

Total assets	$1,859,191	$1,842,853

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,579	$10,677
Accounts payable	279,788	266,190
Due to affiliates	110,888	136,913
Accrued compensation cost	50,775	40,776
Accrued interest payable	40,373	26,266
Income taxes payable	3,114	2,727
Other accrued liabilities	33,691	34,804

Total current liabilities	529,208	518,353

Deferred revenue	4,636	6,894
Deferred income taxes	36,658	35,139
Long-term indebtedness	1,074,288	1,061,133
Other long-term liabilities	15,739	12,347

Total liabilities	1,660,529	1,633,866

Equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1
Additional paid-in-capital	551,986	560,768
Retained deficit	(368,930)	(365,354)

Total Company stockholders’ equity	183,057	195,415

Noncontrolling interests	15,605	13,572

Total equity	198,662	208,987

Total liabilities and equity	$1,859,191	$1,842,853

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income (loss)	$4,839	$1,348	$10	$(367,166)
Add back:
Interest expense, net	28,127	23,444	101,249	92,757
Income tax provision	645	2,445	1,593	6,351
Depreciation and amortization	26,148	25,588	103,208	102,807
Amortization of stock compensation	711	334	2,282	2,103
Other income	(1,278)	(843)	(1,315)	(2,213)

EBITDA	59,192	52,316	207,027	(165,361)
Plus:
(Gain) loss on early extinguishment of debt	(944)	—	25,081	—
Impairment and restructuring charges	2,597	2,888	8,504	384,929
Other non-cash charges	228	—	391	—

Adjusted EBITDA	61,073	55,204	241,003	219,568

Changes in assets and liabilities	4,710	28,916	34,542	19,533
Deferred income tax provision (benefit)	(449)	5,941	(110)	1,494
Interest expense, net	(28,127)	(23,444)	(101,249)	(92,757)
Income tax provision	(645)	(2,445)	(1,593)	(6,351)

Net cash provided by operating activities	$36,562	$64,172	$172,593	$141,487